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                                                                    EXHIBIT 99.2

                  AMERICAN REAL ESTATE INVESTMENT CORPORATION
                AMENDED AND RESTATED 1993 OMNIBUS INCENTIVE PLAN

                        RESTRICTED STOCK AWARD AGREEMENT

    AGREEMENT by and between American Real Estate Investment Corporation, a
Maryland corporation (the "Company") and             (the "Grantee"), dated as
of the   day of December, 1998.

    WHEREAS, the Company maintains the American First Real Estate Investment Corporation Amended and Restated 1993 Omnibus Incentive Plan (the "Plan") (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Plan);

    WHEREAS, the Grantee is a Key Employee; and

    WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant Restricted Stock to the Grantee subject to the terms and conditions set forth below.

    NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.  Grant of Restricted Stock.

    The Company hereby grants the Grantee             Shares of Restricted Stock
of the Company, subject to the following terms and conditions and subject to the provisions of the Plan. The Plan is hereby incorporated herein by reference as though set forth herein in its entirety.

2.  Restrictions and Conditions.

    The Restricted Stock awarded pursuant to this Agreement and the Plan shall be subject to the following restrictions and conditions:

    (i) Subject to the provisions of the Plan and this Agreement, during a period commencing with the date of such award and ending on the date the period of forfeiture with respect to such Shares lapses, the Grantee shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, anticipate, alienate, encumber or assign Shares of Restricted Stock awarded under the Plan (or have such Shares attached or garnished). Subject to clauses (ii), (iii), (iv) and (v) below, the period of forfeiture with respect to Shares granted hereunder shall
        lapse for 50% of such Shares on the   day of December, 1999 and 50% of
        such Shares on the   day of December 2000.

    (ii) Except as provided in the foregoing clause (i), the Grantee shall have, in respect of the Shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the Shares, and the right to receive any cash dividends. Certificates for shares of stock (not subject to restrictions) shall be delivered to the Grantee promptly after, and only after, the period of forfeiture shall lapse without forfeiture in respect of such Shares.

   (iii) Subject to clauses (iv) and (v) below, if the Grantee's employment with the Company and its Affiliates terminates during the applicable period of forfeiture, then all Shares still subject to restriction shall thereupon, and with no further action, be forfeited by the Grantee and reacquired by the Company.

    (iv) In the event the Grantee's employment terminates on account of death, "disability" (as defined below) or "retirement" (as defined below), or in the event of a Change in Control, during the applicable period of forfeiture, restrictions will immediately lapse on all Restricted Stock granted to the applicable Grantee and the Shares granted hereunder shall thereupon become Released Securities. For purposes of this
         Section 2(iv), (i) "disability" means the occurrence of an event which would entitle an employee of the Company to the payment of disability income under one of the Company's approved long-term disability income plans or a long-term disability as determined by the Committee in its absolute discretion pursuant to any other standard as may be adopted by the Committee, and "retirement" means termination of employment (other than for
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         cause) of a Grantee on or after the Grantee's attainment of age 65, or earlier, if with the consent of the Committee.

    (v) If the Key Employee is party to an employment agreement which provides that restricted stock shall be subject to terms other than those set forth above, the terms of such employment agreement shall apply with respect to the Shares granted hereby.

3.  Certain Terms of Restricted Stock.

    (a) The Grantee shall be issued a stock certificate in respect of Shares granted under this Agreement. Such certificate shall be registered in the name of the Grantee. The certificates for Shares issued hereunder may include any legend which the Board deems appropriate to reflect any restrictions on transfer hereunder, or as the Board may otherwise deem appropriate, and, without limiting the generality of the foregoing, shall bear a legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, substantially in the following form:

           "THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND AMERICAN REAL ESTATE INVESTMENT CORPORATION. COPIES OF SUCH AGREEMENT ARE ON FILE IN THE OFFICES OF AMERICAN REAL ESTATE INVESTMENT CORPORATION AT 620 WEST GERMANTOWN PIKE, SUITE 200, PLYMOUTH MEETING, PENNSYLVANIA, 19462.

    (b) Stock certificates evidencing the Shares granted hereby shall be held in custody by the Company until the restrictions thereon shall have lapsed, and, as a condition to the grant of any Restricted Stock, the Grantee shall deliver a stock power, endorsed in blank, relating to the stock covered by such purchase. If and when such restrictions so lapse, the stock certificates shall be delivered by the Company to the Grantee or his designee.

4.  Miscellaneous.

    (a) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

    (b) Without limiting any power and authority otherwise possessed by the Committee, the Committee shall have the full power and authority to interpret and administer this Agreement and any other instrument or agreements relating to this Agreement. The Committee's actions in this regard shall be final, conclusive and binding upon all Persons, including without limitation the Grantee and the Grantee's beneficiaries.

    (c) In the event that the disposition of Shares granted hereunder is not covered by a then current registration statement under the Securities Act of 1933, as amended (the "Securities Act"), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Committee may require the Grantee, as a condition precedent to receipt of such Shares, to represent to the Company in writing that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.

    (d) The Committee may, in its discretion, require the Grantee to pay to the Company at the end of the applicable restriction period (or other income recognition event, such as election under

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       Section 83(b) of the Code) the amount that the Committee deems necessary to satisfy the Company's obligation to withhold federal, state or local income or other taxes incurred by reason of the lifting of restrictions (or other such event). The Grantee may, with the Committee's approval, elect to have such tax withholding satisfied, in whole or in part, by authorizing the Company to withhold a number of shares of Restricted Stock, otherwise to become Released Securities pursuant to this Agreement as of the date withholding is effected, that would satisfy the withholding amount due. Notwithstanding anything contained in this Agreement to the contrary, the Grantee's satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the release of any restrictions as may otherwise be provided hereunder or under the Plan, and the failure of the Grantee to satisfy such requirements with respect to the lapsing of restrictions hereunder (or another income recognition event) shall cause the Restricted Stock granted hereunder to be forfeited.

    (e) All notices under this Agreement shall be in writing, and if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Grantee, shall be delivered personally or mailed to the Grantee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 4(e).

    (f) The failure of the Grantee or the Company to insist upon strict compliance with any provision of this Agreement or the Plan, or to assert any right the Grantee or the Company, respectively, may have under this Agreement or the Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement or the Plan.

    (g) Nothing in this Agreement shall confer on the Grantee any right to continue in the employ or other service of the Company or its Affiliates or interfere in any way with the right of the Company or its Affiliates and its stockholders to terminate the Grantee's employment or other service at any time.

    (h) This Agreement contains the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

    IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the day and year first above written.

                                          AMERICAN REAL ESTATE
                                          INVESTMENT CORPORATION

                                          By:___________________________________
                                          Name:_________________________________
                                          Title:________________________________
                                          ______________________________________
                                          [Grantee's Name]

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